Boston Scientific Exercises Option to Acquire Farapulse, Inc.

Acquisition complements company’s electrophysiology portfolio to include the only commercially available cardiac pulsed field ablation technology

MARLBOROUGH, Mass., June 24, 2021 – Boston Scientific Corporation (NYSE: BSX) today announced it exercised its option to acquire the remaining shares of Farapulse, Inc. The acquisition will complement the existing Boston Scientific electrophysiology portfolio to include the FARAPULSE Pulsed Field Ablation (PFA) System – a non-thermal ablation system for the treatment of atrial fibrillation (AF) and other cardiac arrhythmias.

“The emerging field of PFA has the potential to alter the future of ablation therapy and has shown the promise of improvements in both safety of cardiac ablations for patients and efficiency and ease-of-use of these procedures for physicians,” said Kenneth Stein, M.D., senior vice president and chief medical officer, Rhythm Management and Global Health Policy, Boston Scientific. “The FARAPULSE PFA System is intended to enable physicians to precisely ablate cardiac tissue while minimizing procedural complications, and real-world and clinical evidence from trials throughout Europe have demonstrated encouraging, positive results.”

Boston Scientific has been an investor in Farapulse since 2014 and currently holds an equity stake of approximately 27 percent. As a result, the transaction consists of an upfront payment of approximately $295 million for the 73 percent stake not yet owned, up to $92 million upon achievement of certain clinical and regulatory milestones as well as additional revenue-based payments for the next three years.+

“The more than $6 billion electrophysiology market continues to expand, growing double digits year-over-year, and adding this technology to our existing portfolio enables Boston Scientific to be the only company to offer physicians comprehensive therapeutic options they can select based on clinical preference and individualized patient needs,” said Scott Olson, senior vice president and president, Rhythm Management, Boston Scientific.

Farapulse became the first company to commercialize a cardiac PFA technology after receiving CE Mark for the FARAPULSE PFA System in Europe in the first quarter of 2021. The company also initiated its pivotal IDE trial in the U.S. – the ADVENT trial – in March 2021. All trial sites have been identified and more than 100 patients have been enrolled to date in the prospective, randomized trial. The study is comparing the FARAPULSE PFA System to standard-of-care ablation in patients with paroxysmal – or intermittent – AF with a primary endpoint of freedom from AF at 12 months after a single ablation procedure.

“We are encouraged by the positive reception to the commercial launch of the FARAPULSE PFA System in Europe, which we believe underscores the demand for a simpler way to treat AF,” said Allan Zingeler, president and chief executive officer, Farapulse, Inc. “The strength and breadth of the Boston Scientific team will position this breakthrough technology for success and accelerate progress towards regulatory approval in the U.S.”

On an adjusted basis, the transaction is expected to be slightly dilutive to adjusted earnings per share (EPS) in 2021 and 2022, which Boston Scientific expects to offset via internal cost efficiencies and trade-offs. On a GAAP basis, the transaction is expected to be more dilutive due to amortization expense and acquisition-related charges, except for a one-time gain to be recognized at closing associated with our previously held equity interest in Farapulse. The transaction is anticipated to close in the third quarter of 2021, subject to customary closing conditions.

*In the U.S., the Farapulse platform is an investigational device and not available for sale.

+Preceding consideration of current equity ownership, debt and other closing adjustments, the transaction price consists of $450 million up front, up to $125 million upon achievement of certain clinical and regulatory milestones as well as additional revenue-based payments through calendar year 2023.

About Boston Scientific Boston Scientific transforms lives through innovative medical solutions that improve the health of patients around the world. As a global medical technology leader for more than 40 years, we advance science for life by providing a broad range of high performance solutions that address unmet patient needs and reduce the cost of healthcare For more information, visit www.bostonscientific.com and connect on Twitter and Facebook.

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